Exhibit 5.1

February 10, 2021

The Board of Directors

Synthetic Biologics, Inc.

9605 Medical Center Drive, Suite 270

Rockville, Maryland 20850

Re:	Synthetic Biologics, Inc.

Ladies and Gentlemen:

We have acted as special Nevada counsel to Synthetic Biologics, Inc., a Nevada corporation (the “Company”), in connection with the proposed issuance of up to $30,000,000 of shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”). The Shares are included in a Registration Statement on Form S-3 (File No. 333-224728) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on May 15, 2018, a base prospectus, dated May 15, 2018, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), and a prospectus supplement, dated February 10, 2021, filed on the date hereof with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an Amended and Restated At Market Issuance Sales Agreement, dated February 9, 2021, by and among the Company, B. Riley Securities, Inc. and A.G.P./Alliance Global Partners (the “Sales Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes (the “NRS”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We have made such examination as we have deemed necessary for the purpose of this opinion.  Based upon such examination, it is our opinion, that, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Sales Agreement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the NRS and (ii) upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its articles of incorporation, as amended and restated as of the date hereof.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention. This opinion is delivered solely in connection with the consummation of the transactions described herein, and may not be relied upon by you for any other purpose nor by any other person for any purpose.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the issuance and sale of the Shares pursuant to the Sales Agreement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Parsons Behle & Latimer
PARSONS BEHLE & LATIMER